Prospectus Supplement No. 2
                                                                                                       Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 27, 2007)
                                                                                                        Registration File No. 333-125942

CHEMBIO DIAGNOSTICS, INC.

18,610,710 SHARES OF COMMON STOCK

This Prospectus Supplement No. 2 supplements and amends the Prospectus dated April 27, 2007 (the “Prospectus”) and the Prospectus Supplement, dated December 26, 2007 (the "Prospectus Supplement"),  to the Prospectus, all of which relate to the sale from time to time of up to 18,610,710 shares of our common stock by certain selling stockholders.

Due to a clerical error, the “Selling Security Holders” table was incorrect in the Prospectus Supplement.

The information in both the Prospectus and the Prospectus Supplement under the heading “Selling Security Holders” is amended and superseded by the information included herein.

This Prospectus Supplement No. 2 should be read in conjunction with, and delivered with, the Prospectus and the Prospectus Supplement and is qualified by reference to the Prospectus and the Prospectus Supplement.

Our common stock is listed on the OTC Bulletin Board under the symbol “CEMI.OB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, the Prospectus Supplement, or this Prospectus Supplement No. 2 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is December 26, 2007.

SELLING SECURITY HOLDERS

The named selling security holders set forth below are offering shares of the Company's common stock.  The table below assumes the immediate exercise of all warrants to purchase common stock, without regard to other factors which may determine whether such exercises occur.  These factors include but are not limited to the terms of the warrant agreements, and the specific exercise price of the securities held by such selling security holder and its relation to the market price.  The selling security holders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 15,720,961 shares of our common stock, plus any additional shares of common stock which they may receive at a later date pursuant to the anti-dilution provisions of certain warrants.  The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus, although they are not obligated to do so.

The following table sets forth, to the Company’s best knowledge and belief, with respect to the selling security holders:

•	the number of shares of common stock beneficially owned as of December 26, 2007 and prior to the offering contemplated hereby;
•	the number of shares of common stock eligible for resale and to be offered by each selling security holder pursuant to this prospectus;
•	the number of shares owned by each selling security holder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold;
•	the percentage of the Company's total outstanding shares of common stock beneficially owned by each selling security holder after the offering contemplated hereby; and
•
in notes to the table, additional information concerning the selling security holders including any NASD affiliations and any relationships, excluding non-executive employee and other non-material relationships, that a selling security holder had during the past three years with the registrant or any of its predecessors or affiliates.

Selling security holders (C)	Number of Shares of Common Stock Owned Before Offering (A)	Number of Shares to be Offered (B)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Alpha Capital AG [2,3]	1,894,024	660,000	1,894,024	3.07%
Bassett, Truman [1]	42,526	3,866	42,526	0.07%
Baum, Mark L. [2]	911,849	869,622	911,849	1.49%
Bell, Lon E. [2]	378,602	151,178	378,602	0.62%
Beller, Claudio [2]	129,254	11,470	129,254	0.21%
BioEquity Partners, Inc. [1,4]	109,375	84,375	109,375	0.18%
Breitbart, Ted [1,5]	14,208	14,208	14,208	0.02%
Bruce, Richard [1]	105,075	75	105,075	0.17%
Calamaro, Jean-Paul [2]	250,619	23,194	250,619	0.41%
Chrust, Steve [1]	11,605	11,605	11,605	0.02%
Clarke, John R.[1,6]	23,909	23,909	23,909	0.04%
Crestview Capital Master, LLC [7]	24,145,310	5,782,472	24,145,310	36.20%
Dabush, Ami [2]	460,336	45,871	460,336	0.76%
Daedalus Consulting, Inc.[8]	71,926	71,926	71,926	0.12%
Diamond Deecembra [8]	287,706	287,706	287,706	0.47%
DKR Soundshore Oasis Holding Fund, Ltd.[9]	835,499	835,499	835,499	1.36%
Eckert, Christopher & Lynn [2,10]	229,554	100,000	229,554	0.38%
Engel, Sam [1]	4,118	374	4,118	0.01%
Esfandiari, Javan [1]	754,580	2,007	754,580	1.24%
FAMALOM, LLC [8]	359,634	359,634	359,634	0.59%
Feldman, Stephen [1]	1,868	187	1,868	0.00%
Fuchs, Ari [2,6]	6,641	6,641	6,641	0.01%
Ginsberg, Mike [1]	2,375	216	2,375	0.00%
Glass, Marc [1]	1,883	1,883	1,883	0.00%
Goldberg, Jeffrey [1,11]	27,875	27,875	27,875	0.05%
Greenblatt, Phil [1]	10,347	941	10,347	0.02%
Gregoretti, Gordan	59,458	59,373	59,458	0.10%
Gressel, Daniel [1,12]	6,346	6,346	6,346	0.01%
Guzikowski, Frank J.[1]	178,114	16,192	178,114	0.29%
H.C. Wainwright & Co. [1,13]	53,715	53,715	53,715	0.09%
Haendler, Kurt [1]	91,621	45,998	91,621	0.15%
Haendler, Renata [1]	131,863	59,133	131,863	0.22%
Haendler, Tomas [2,14]	143,726	86,257	143,726	0.24%
Haim, Eduardo [1]	7,115	647	7,115	0.01%
Hamblett, Michael [15]	404,831	382,109	404,831	0.66%
Hanson, Andrew Merz [2,16]	158,105	60,471	158,105	0.26%
Ide, Bruce J.[2,17]	567,305	160,961	567,305	0.94%
Jacob, Sam [1]	10,000	10,000	10,000	0.02%
Jacoby, Richard A.[2]	473,955	213,811	473,955	0.78%
Joffe, Wendy [2]	31,703	2,057	31,703	0.05%
Jordan, Bruce [18]	65,418	7,761	65,418	0.11%
JP Turner [1,5]	41,250	41,250	41,250	0.07%
Keskinen, Karen [1]	1,579	144	1,579	0.00%
Klaus, Elaine [1]	2,242	204	2,242	0.00%
Knasin, Paul and Ellen [2]	177,696	76,608	177,696	0.29%
Koch, Scott F.[1,6]	158,400	158,400	158,400	0.26%
Kreger, Richard [18]	1,090,404	540,315	1,090,404	1.78%
Kurzman Partners, LP [19]	31,146	31,146	31,146	0.05%
Lankenau, Robert [1]	20,045	18,090	20,045	0.03%
Lanouette, Kevin P.	54,768	23,749	54,768	0.09%
Larkin, Richard [2]	215,967	30,486	215,967	0.36%
Lawrence, Colin [1]	7,115	647	7,115	0.01%
Ledowitz, Bill [1]	6,471	647	6,471	0.01%
Lifshitz, Joshua [20]	33,928	12,716	33,928	0.06%
Little Gem Life Sciences Fund LLC [21]	111,025	109,373	111,025	0.18%
Lyashchenko, Konstantin [1]	35,075	75	35,075	0.06%
Maloney & Company, LLC	24,484	5,876	24,484	0.04%
Mayer-Wolf, Mike [1]	18,379	1,671	18,379	0.03%
McCarthy, Michael [1]	4,145	377	4,145	0.01%
Metasequoia, LLC [2]	50,082	20,000	50,082	0.08%
Midtown Partners & Co., LLC [22]	261,122	56,824	261,122	0.43%
Millennium 3 Opportunity Fund, LLC [23]	4,006,610	1,557,376	4,006,610	6.45%
Moran, Sean	37,000	35,624	37,000	0.06%
MSAS Trust [2]	429,085	45,282	429,085	0.71%
Nite Capital, LP	584,508	534,374	584,508	0.96%
Joesph Nnorom	6,000	6,000	6,000	0.01%
Pelossof, Avi [2]	411,238	34,650	411,238	0.68%
Pelossof, Elior [2]	113,577	45,354	113,577	0.19%
Phillips, Chris [8]	79,173	34,192	79,173	0.13%
Poole, Colin [2]	78,135	75,589	78,135	0.13%
Poole, John G.[1]	68,365	6,215	68,365	0.11%
Raker, Gilbert [2]	45,354	45,354	45,354	0.07%
Reibman, Spencer [1]	257	257	257	0.00%
Rohan, J. Rory [18]	360,212	166,489	360,212	0.60%
Rojas, Zilma [1]	15,000	500	15,000	0.02%
Sandler, J & S [1]	8,287	753	8,287	0.01%
Sandler, Mark and Lori [2]	19,305	15,094	19,305	0.03%
Schnipper, Steve [24]	62,379	19,955	62,379	0.10%
Schwartz, Eric [1]	5,496	500	5,496	0.01%
Seren, Stanley [1]	753	753	753	0.00%
Shapiro, Alex [1]	10,219	10,219	10,219	0.02%
Siderowf, Richard [2,25]	53,221	28,377	53,221	0.09%
Siebert Best, Ellen [2]	37,322	2,140	37,322	0.06%
Siebert, Lawrence [26]	7,289,605	-	7,289,605	11.58%
Sive Paget & Reisel [1]	2,055	187	2,055	0.00%
Smith, Robin [1,27]	34,000	34,000	34,000	0.06%
Spatacco, Jr., Anthony J. [28]	73,836	72,304	73,836	0.12%
Speer, Sandy [1]	86,002	349	86,002	0.14%
Spilka, R. Edward [2,29]	369,277	100,000	369,277	0.61%
Starboard Capital Markets, LLC [30]	17,588	12,931	17,588	0.03%
Starobin Partners [1,5]	90,000	90,000	90,000	0.15%
Straightline Capital Opportunities Fund I, LLC [2]	555,805	60,566	555,805	0.92%
Talesnick, Alan L. [2,31]	295,349	94,930	295,349	0.49%
TCMP3 Partners	294,350	23,507	294,350	0.49%
Thunderbird Global Corporation [2,32]	85,710	45,638	85,710	0.14%
Total M.I.S., Inc. [2]	694,222	300,000	694,222	1.14%
Tyson, John [2,33]	16,250	16,250	16,250	0.03%
Vicis Capital Master Fund [2,34]	4,565,029	452,830	4,565,029	7.54%
Wachs, Mark [2]	2,916	2,281	2,916	0.00%
Weiss, Gunther [1]	28,334	2,576	28,334	0.05%
Westbury Diagnostics, Inc. [2]	186,832	77,403	186,832	0.31%

	56,917,952	15,720,961	56,917,952

(A) Includes shares underling warrants and/or options held by the selling security holder that are covered by this prospectus, including any warrants and/or options that, due to contractual restrictions, may not be exercisable within 60 days of the date of this prospectus..
(B) The number of shares of common stock to be sold assumes that the selling security holder elects to sell all the shares of common stock held by the selling security holder that are covered by this prospectus.
(C) It is our understanding that any selling security holder that is an affiliate of a broker-dealer purchased the securities offered hereunder in the ordinary course of business, and at the time of the purchase, had no agreements or understanding to distribute the securities.
[1] The sale of all of these shares is currently registered under Chembio’s Registration Statement on Form SB-2 that became effective with the SEC on November 4, 2004. The sale of these shares also is included in this Prospectus so that Chembio can make any future amendments for the Registration Statement of which this Prospectus is a part, together with amendments of the 2004 Registration Statement in a single joint prospectus.
[2] The sale of all of these shares, except for less than 235,000 that represent dividend shares, currently is registered under Chembio’s Registration Statement on Form SB-2 that became effective with the SEC on November 4, 2004. The sale of these shares also is included in this Prospectus so that Chembio can make any future amendments for the Registration Statement of which this Prospectus is a part, together with amendments of the 2004 Registration Statement, in a single joint prospectus.
[3] Konrad Ackerman has ultimate control over Alpha Capital AG and the shares held by Alpha Capital AG.
[4] Provides marketing consulting services to the Company.
[5] Affiliated with Wellfleet Partners.
[6] Affiliated with HC Wainwright, investment banking services.
[7]Affiliated with Dillion Capital, a NASD member. Robert Hoyt has ultimate control over Crestview Capital Master, LLC and the shares held by Crestview Capital Master, LLC.
[8] Affiliated with Midtown Partners & Co., LLC, investment banking services.
[9] DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is a master fund in a master-feeder structure. The Fund’s investment manager is DKR Oasis Management Company LP (the “Investment Manager”). Pursuant to an investment management agreement among the Fund, the feeder funds and the Investment Manager, the Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.
[10] Christopher Eckert is an employee of Smith Barney.
[11] Affiliated with Wellfleet Partners and Starobin Partners, investment banking services.
[12] Former Director of CDS.
[13] NASD member.
[14] Former President of CDS and Director.
[15] Employee of Starboard Capital Markets, LLC, investment banking services.
[16] Assisted the Company in fundraising.
[17] Former Director of CDS.
[18] Employee of Midtown Partners & Co., LLC, investment banking services.
[19] Affiliated with Needham & Company, investment banking services, until February 4, 2005.
[20] Except for 26,393 shares, the sale of these shares is registered under Chembio’s Registration Statement on Form SB-2 that became effective with the SEC on November 4, 2004. The sale of these shares also is included in this Prospectus so that Chembio can make any future amendments for the Registration Statement of which this Prospectus is a part, together with amendments of the 2004 Registration Statement, in a single joint prospectus.
[21] Except for 81,582 shares, the sale of these shares is registered under Chembio’s Registration Statement on Form SB-2 that became effective with the SEC on November 4, 2004. The sale of these shares also is included in this Prospectus so that Chembio can make any future amendments for the Registration Statement of which this Prospectus is a part, together with amendments of the 2004 Registration Statement, in a single joint prospectus.
[22] NASD member, assisted the Company in fundraising.
[23] Fred Fraenkel and Udi Toledano have ultimate control over Millennium 3 Opportunity Fund and the shares held by Millennium 3 Opportunity Fund.
[24] Except for 51,578 shares, the sale of these shares is registered under Chembio’s Registration Statement on Form SB-2 that became effective with the SEC on November 4, 2004. The sale of these shares also is included in this Prospectus so that Chembio can make any future amendments for the Registration Statement of which this Prospectus is a part, together with amendments of the 2004 Registration Statement, in a single joint prospectus.
[25] Registered sales representative with RBC Dain Rauscher.
[26] Except for 663,078 shares, the sale of these shares is registered under Chembio’s Registration Statement on Form SB-2 that became effective with the SEC on November 4, 2004. The sale of these shares also is included in this Prospectus so that Chembio can make any future amendments for the Registration Statement of which this Prospectus is a part, together with amendments of the 2004 Registration Statement, in a single joint prospectus.
[27] Provided marketing consulting services; affiliated with Wellfleet Partners and Starobin Partners.
[28] Assisted the Company in fundraising; employee of Starboard Capital Markets LLC.
[29] Stockholder of Lehman Brothers.
[30] NASD member.
[31] Partner at Patton Boggs LLP, our legal counsel.
[32] WSITE International Foundation (“WSITE”) is the ultimate beneficiary of Thunderbird Global Corporation. Gustavo Montilla is the Chairman of WSITE International Foundation and controls the daily affairs of WSITE.
[33] Provides marketing consulting services.
[34] Vicis Capital Master Fund’s investment manager is Vicis Capital, LLC. Shad Stastney, John Succo, and Sky Lucas have the ultimate control over the shares held by Vicis Capital Master Fund.